Exhibit 10.1

RYDER SYSTEM, INC.

2005 MANAGEMENT INCENTIVE COMPENSATION PLAN
MANAGEMENT LEVELS MS07 – MS22

PLAN DESCRIPTION

Purpose
Ryder System, Inc. and its subsidiaries (collectively “RSI” or the “Company”) have adopted the 2005 Management Incentive Compensation Plan (“Plan”) as part of their overall compensation program. The Plan is performance based and is administered under the direction of the Compensation Committee of the Board of Directors of the Company or their designees (the “Committee”). The bonus provided under this Plan, if any, is referred to as the “Incentive,” and is calculated by taking into account the Company Performance and Bonus Modifier, as described below.

Plan Administration and Eligibility
The following rules apply to all Plan Participants. Select positions from Management Level (“MS”) 7 through 22 are eligible to participate. Participation in the Plan is not a right, but a privilege subject to annual review by the Compensation Committee. No individual shall become a Participant unless the Company notifies such individual of his inclusion in the Plan for a given year. Individuals who have written agreements which specifically provide for annual incentive compensation other than that which is provided in this Plan or who are participants in any other short-term incentive compensation plan of RSI, its subsidiaries or affiliates are not eligible to participate in this Plan. This Plan does not prohibit the Company from providing discretionary or other bonuses to Company employees, including to Plan Participants.

The Company retains the right, at its sole and absolute discretion, to withhold payment and participation, from any Participant who violates or has violated any Company value, principle, agreement, plan, procedure, protocol, policy or the rules contained in this Plan, even if there are no documented performance issues in the Participant’s personnel file (“Exclusion Criteria”).

Further, the Company reserves the right to alter, modify, change or terminate any of the provisions described herein at any time, with or without notice, at its sole discretion.

This Plan document supersedes any and all prior Ryder Management Incentive Compensation Plans and any and all oral representations, promises, or guarantees and any other short term incentive or annual bonus plans (other than those contained in individual agreements). The Plan is intended to serve as a single source of information about the Incentive provided hereunder. All provisions of the Plan will apply unless otherwise prohibited by law.

No exceptions to this Plan will be honored without written approval of the Committee. Any manager or officer who authorizes such an exception without prior written approval of the Committee will be subject to disciplinary action up to and including forfeiture of an incentive award and/or termination of employment.

All Plan payouts will be paid as soon as practicable following Board and/or Committee approval of the payout and determination that performance variables set forth herein have been satisfied. If the Company has any claim against the Participant for money or assets owed that has not been satisfied by the Participant any awards under the Plan shall be reduced by such unpaid claims. Such claims may include, but are not limited to, unpaid taxes, the obligation to repay gains under other plans, or corporate business credit card expenses. Except as provided below, to be eligible to receive a payment under the Plan, an employee must be employed by the Company in good standing on the date the payment is to be made. No individual shall have a vested or accrued right to any payment or Incentive.

Incentive

The Incentive will provide Participants with competitive compensation for achieving and exceeding targeted performance levels. The first component in calculating the Incentive is the Company Performance Amount, which is determined by the Company, in its sole discretion, as described below based on certain objective Company results. As described below this Company Performance Amount may then be adjusted by the Company based on personal performance (this adjustment is referred to as the Bonus Modifier). Each component of the Company Performance Amount will be calculated based on the in-country currency, as shown on the business unit’s business plan. The Participant’s Incentive payout will be calculated based on the currency in which the Eligible Base Salary is expressed.

Determination of Company Performance Amount
The Company Performance Amount is determined based on the Participant’s Target Incentive Award in accordance with a formula to be determined by the Company.

Each Participant shall be assigned, based on his or her Management Level, a Target Incentive Award that equals a percentage of his or her Eligible Base Salary.

Applying the Target Incentive Award to the bonus formula established by the Company shall result in the Incentive Payout expressed as a percentage of Eligible Base Salary.

Threshold, Target and Two Times Payout
The formula established by the Company shall provide varying amounts of Incentive opportunity depending on whether certain objective factors hit a Threshold, Target or Two Times level.

If the Company does not attain the Threshold for a given factor, then no Incentive shall be paid with respect to that factor and, at the Committee’s discretion, any other factor.

Maximum Incentive Award
The maximum incentive opportunity will be two times the Incentive payout.

The Bonus Modifier
The second part of the Incentive computation focuses on a performance modifier as shall be determined by the Company in its sole and absolute discretion. The Bonus modifier applies to selected positions only. The Participant may exceed the two times cap only through the Bonus Modifier.

Participants will be rated both on performance against plan objectives and the approach taken to achieve these objectives. Depending upon the Participant’s position, the Bonus Modifier rating may result in an incentive payment up to 25% above or up to 50% below the Company Performance Amount. Participants in who sit on the Company’s Leadership Team (or any successor executive management team) are not eligible for an upward modification of the bonus payout.

PLAN ADMINISTRATION

Base Salary Calculation
For the purpose of incentive calculations, Eligible Base Salary is defined as the annual rate of pay for the calendar year (see pro-rata guidelines below), excluding all other compensation paid to the Participant during the year, including but not limited to bonus, incentives, commissions, employee benefits, relocation expenses, and any imputed income for which the Participant may be eligible.

Change in Position Status
For purposes of payout, employees whose position status changes in the calendar year will be treated as follows (subject to the Exclusion Criteria):

•	Disability, Permanent Disability Retirement, or Death

Participants who leave the Company during the calendar year due to disability or permanent disability retirement may be eligible for pro-rata incentive. The spouse or legal representative of a deceased Participant may be eligible for a pro rata incentive as well.

•	Retirement

Participants who leave the Company due to retirement as defined in the Ryder System, Inc. Retirement Plan or any successor plan, on or after December 31st of the calendar year, are eligible for a full Incentive payout. No pro-rata incentive will be paid except as noted under the Disability, Permanent Disability Retirement, or Death section above.

•	New Hire, Promotion or Transfer in or out of eligible positions

Participants who are newly hired, promoted, or transferred into or out of eligible positions, and those who move from one eligibility level to another will receive a pro-rata incentive based on the appropriate Plan for his/her management level, position, the portion of time spent in each position during the year, the annual rate of pay and the Target Incentive Award in the eligible positions.

•	Termination of Employment due to Performance

Participants who leave the Company for performance-related reasons, as determined by the Company in its sole and absolute discretion, are not eligible for the Incentive for the year in which they leave, nor are they eligible for the preceding year, if such incentives have not yet been distributed.

•	Termination of Employment on or after October 1st of the Current Year due to Reduction in Force (RIF), Location Closing, or Loss of Business

Participants who leave the Company between October 1st of the Current Year and the date of bonus distribution due to RIF, location closing or loss of business will be eligible for a pro-rata incentive or a full incentive payout, based on the date of termination.

•	Workers’ Compensation or Approved Leave of Absence (“LOA”)

Participants who leave the payroll due to a workers’ compensation leave, or approved LOA will be eligible to receive a pro-rata incentive for the year in which they leave the payroll, provided the employee worked for at least six months of the calendar year.

•	Change of Control

Notwithstanding anything in this Plan to the contrary, in the event of a Change of Control of the Company (as defined and adopted by the Board of Directors on August 18, 1995 and which definition may be changed from time to time), the funds necessary to pay the incentive for those Participants who are covered by Change of Control agreements, will be placed in a trust administered by an outside financial institution. The amount of each Participant’s incentive will be determined in accordance with the provisions of the Plan by an accounting firm chosen by the Company. If a Change of Control occurs during the current plan year, Participants will receive instructions regarding the collection of incentive awards.

Sale of Business
If a business is sold, the Participants of the sold business will receive a pro-rata incentive for the year in which the business is sold. Such payment will be made in a lump sum or over time at the Company’s discretion.

Statute of Limitations and Conflicts of Laws
All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with this Plan, will, irrespective of the place where action may be brought, and irrespective of the place of residence of the Participant or such officer, director or employee, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. This Plan shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

No Employment Right. This Plan is not a contract between the Company and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.

Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Incentives.

Withholding Taxes. The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

Committee Powers. The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Company. The Company shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to approve all of the Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the Plan. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

Eligibility in the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of an Incentive, that all decisions and determination of the Company shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan. Incentives need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the Participants and their respective beneficiaries.